Exhibit 23



                       CONSENT OF INDEPENDENT AUDITORS



     The Board of Directors
     The Goldfield Corporation:


     We consent to the incorporation by reference in the Registration Statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated February 15, 2000, with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 Annual Report on Form 10-K of The Goldfield Corporation.



     /s/
     KPMG LLP

     Orlando, Florida
     March 13, 2000